Exhibit 99.1

WEST MARINE REPORTS SECOND QUARTER 2016 RESULTS

WATSONVILLE, CA, July 28, 2016 - West Marine, Inc. (NASDAQ: WMAR) today reported financial results for the second quarter ended July 2, 2016. The company reported net revenues of $251.6 million in the quarter, a decrease of 0.6% compared to the same period last year. Comparable store sales increased 1.1%. Pre-tax income was $36.4 million compared to pre-tax income of $37.1 million last year in the same period. Earnings per diluted share increased 1 cent to 86 cents per share.

Matt Hyde, CEO of West Marine, commented: “We are pleased with the progress of our growth strategies, including a 27% increase in eCommerce and solid increases in our Waterlife store sales. These results were in contrast to a challenging retail environment and unfavorable weather patterns seen earlier in the quarter. We believe that our growth strategies have us on track to deliver our 2016 sales and profit targets.”

Further Progress on Growth Strategies

•	Sales from eCommerce increased by 26.7% compared to the second quarter of 2015 and represented 10.0% of total sales, compared to 7.9% for the same period last year, showing progress towards the goal of 15% of total sales.
•	Sales through Waterlife stores were 48.6% of total sales compared to 45.1% last year. This year-over-year increase demonstrates the company’s progress towards the goal to deliver 50% of total sales through stores that have been optimized to offer a broader selection of merchandise than traditional stores that focus on core boating products.
•	Sales in merchandise expansion product lines, which include footwear, apparel, clothing accessories, fishing products and paddlesports equipment, increased 3.3% while core product sales were down 1.7%, compared to the same period last year.

Results for the Second Quarter of 2016

Net revenues for the quarter ended July 2, 2016 decreased by $1.6 million, or 0.6%, to $251.6 million compared to $253.2 million for the quarter ended July 4, 2015.

Gross margin declined slightly to 35.5% of revenues, compared to 35.8% during the same period in 2015. Selling, general and administrative (“SG&A”) expense decreased year-over-year by $0.8 million, as lower payroll expenses and a partial settlement from the Deepwater Horizon Settlement program were partially offset by higher depreciation and health claims expenses in the quarter.

Net income for the second quarter was $21.6 million, or $0.86 per share, compared to net income of $20.9 million, or $0.85 per share, for the second quarter of 2015.

Inventory at the end of the second quarter was down $4.5 million compared to the same period in 2015, while accounts payable increased $24.0 million. As of July 2, 2016, the company had cash and cash equivalents totaling $89.6 million compared to $44.2 million at the same point in 2015.

Results for the first Six Months of 2016

Net revenues for the six months ended July 2, 2016 increased by $1.8 million, or 0.5%, to $382.0 million compared to $380.2 million for the six months ended July 4, 2015. Comparable store sales for the period increased 1.6% compared to the first six months of 2015.

Gross margin expanded to 32.0% of revenues compared to 31.0% during the same period in 2015. SG&A expense increased year-over-year by $2.3 million as a result of higher expenses in the first half of the year from the company’s biennial training meeting and higher benefit expenses. These increases were partially offset by lower payroll expense and a partial settlement from the Deepwater Horizon Settlement program.

Net income for the first six months was $12.5 million, or $0.50 per share, compared to net income of $10.7 million, or $0.43 per share, for the first six months of 2015.

Guidance

Based on information available as of today, the company reiterated full-year 2016 guidance of total revenue growth in the 1% to 4% range and pre-tax profit growth of 50% over 2015 full-year results.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, July 28, 2016, at 4:30 p.m. Eastern Time to discuss its second quarter 2016 results. The live call will be webcast and available in real time on the internet at westmarine.com under “Investor Relations.” Participants also may dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 52322305.

An audio replay of the call will be available July 28, 2016 at 8:00 p.m. Eastern Time through August 4, 2016 at 11:59 p.m. Eastern Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 52322305.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare waterlife adventurers to foster that connection and explore their passions. With more than 250 stores located in 38 states and Puerto Rico and eCommerce website reaching domestic, international and professional customers, West Marine is recognized as a leading Waterlife Outfitter for cruisers, sailors, anglers and paddlesports enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements may include, among other things, expectations related to earnings and growth in profitability, expectations that investments will continue to drive growth strategies, while improving profit margins, expectations related to cost management and expectations for the outlook for 2016, as well as facts and assumptions underlying these expectations and projections. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks, uncertainties and other factors that may cause actual results to differ materially include those described in the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2016 and quarterly report on Form 10-Q for the fiscal quarter ended April 2, 2016, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 2, 2016. In addition, the results presented in this release are preliminary and unaudited, and may change as the company finalizes its financial statements. Actual results for the second quarter 2016 may differ materially from the preliminary expectations expressed or implied in this release. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measures in the table set forth below.

Contact: West Marine, Inc.

Jeffrey Lasher, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	July 2, 2016	July 4, 2015
ASSETS
Current assets:
Cash and cash equivalents	$89,551	$44,159
Trade receivables, net	10,649	10,690
Merchandise inventories, net	253,635	258,130
Deferred income taxes	-	5,252
Other current assets	19,686	22,388
Total current assets	373,521	340,619

Property and equipment, net	80,508	81,365
Long-term deferred income taxes	4,017	3,439
Other assets	4,501	3,861
TOTAL ASSETS	$462,547	$429,284

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$77,186	$53,157
Accrued payroll	16,879	17,768
Accrued expenses and other	37,243	33,890
Total current liabilities	131,308	104,815

Deferred rent and other	18,193	20,605
Total liabilities	149,501	125,420

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,628,645 shares issued and 24,939,756 shares outstanding at July 2, 2016, and 25,375,312 shares issued and 24,686,423 shares outstanding
at July 4, 2015.	26	25
Treasury stock	(9,411)	(9,241)
Additional paid-in capital	213,137	210,097
Accumulated other comprehensive loss	(552)	(558)
Retained earnings	109,846	103,541
Total stockholders' equity	313,046	303,864
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$462,547	$429,284

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	July 2, 2016		July 4, 2015
Net revenues	$251,599	100.0%	$253,177	100.0%
Cost of goods sold	162,369	64.5%	162,417	64.2%
Gross profit	89,230	35.5%	90,760	35.8%
Selling, general and administrative expense	52,718	21.0%	53,492	21.1%
Income from operations	36,512	14.5%	37,268	14.7%
Interest expense	116	0.0%	120	0.0%
Income before income taxes	36,396	14.5%	37,148	14.7%
Provision for income taxes	14,812	5.9%	16,203	6.4%
Net income	$21,584	8.6%	$20,945	8.3%

Net income per common and common equivalent share:

Basic	$0.87		$0.85
Diluted	$0.86		$0.85

Weighted average common and common equivalent
shares outstanding:
Basic	24,884		24,617
Diluted	24,958		24,684

	26 Weeks Ended
	July 2, 2016		July 4, 2015
Net revenues	$382,004	100.0%	$380,244	100.0%
Cost of goods sold	259,869	68.0%	262,502	69.0%
Gross profit	122,135	32.0%	117,742	31.0%
Selling, general and administrative expense	100,761	26.4%	98,467	25.9%
Income from operations	21,374	5.6%	19,275	5.1%
Interest expense	221	0.1%	232	0.1%
Income before income taxes	21,153	5.5%	19,043	5.0%
Provision for income taxes	8,682	2.2%	8,357	2.2%
Net income	$12,471	3.3%	$10,686	2.8%

Net income per common and common equivalent share:

Basic	$0.50		$0.44
Diluted	$0.50		$0.43

Weighted average common and common equivalent
shares outstanding:
Basic	24,825		24,551
Diluted	24,910		24,705

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	26 Weeks Ended
	July 2, 2016	July 4, 2015

OPERATING ACTIVITIES:
Net income	$12,471	$10,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,987	10,159
Share-based compensation	1,449	1,491
Deferred income taxes	973	1,295
Provision for doubtful accounts	100	7
Lower of cost or market inventory adjustments	1,119	1,291
Loss on asset disposals	166	716
Changes in assets and liabilities:
Trade receivables	(3,607)	(3,854)
Merchandise inventories	(31,901)	(45,123)
Other current assets	3,656	3,403
Other assets	(392)	(123)
Accounts payable	51,999	20,508
Accrued expenses and other	5,110	10,043
Deferred items and other non-current liabilities	193	(130)
Net cash provided by operating activities	52,323	10,369

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	23	24
Purchases of property and equipment	(11,111)	(13,321)
Net cash used in investing activities	(11,088)	(13,297)

FINANCING ACTIVITIES:
Borrowings on line of credit	820	455
Repayments on line of credit	(820)	(455)
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	287	296
Proceeds from exercise of stock options	-	1,141
Treasury shares acquired	(125)	(70)
Net cash provided by financing activities	162	1,367

Effect of exchange rate changes on cash	(5)	45

NET INCREASE (DECREASE) IN CASH	41,392	(1,516)

CASH AT BEGINNING OF PERIOD	48,159	45,675
CASH AT END OF PERIOD	$89,551	$44,159
Other cash flow information:
Cash paid for interest	$156	$145
Cash (refunded) paid for income taxes, net of refunds of $2,947 and $80	(2,753)	36
Non-cash investing activities:
Property and equipment additions in accounts payable	570	1,320

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended		26 Weeks Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015

GAAP Net Income	$21.6	$20.9	$12.5	$10.7

Add Back:
Interest Expense	0.1	0.1	0.2	0.2
Depreciation and Amortization *	5.5	5.1	10.9	10.2
Income Tax Expense	14.8	16.2	8.7	8.4
	20.4	21.4	19.8	18.8

EBITDA	$42.0	$42.3	$32.3	$29.5

* Included in cost of goods sold and SG&A.